Exhibit 10.1

July 24, 2017

Jean Franchi

205 Pleasant Street

Norwell, MA 02061

Re:	Separation Agreement and Release

Dear Jean:

As we have discussed, your employment at Dimension Therapeutics, Inc. (the “Company”) will end effective July 28, 2017 (the “Date of Termination”). The letter serves as the Notice of Termination pursuant to Section 11(a) of the Employment Agreement (the “Employment Agreement”) that you entered into with the Company and which became effective on October 21, 2015 (the “IPO Date”). Your employment with the Company is ending pursuant to Section 4(c) of the Employment Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement.

This letter also proposes the Separation and Release Agreement (this “Agreement”) referred to in the Employment Agreement. If you enter into and comply with this Agreement you will be entitled to the Severance Benefits described below. In any event, and regardless of whether you enter into this Agreement and receive the Severance Benefits, the following bulleted terms and obligations shall apply:

•	The Company shall pay you your salary through the Date of Termination.

•	Your eligibility to participate in the Company’s health and dental plans (as applicable) will cease on July 31, 2017. You may elect to continue your health and dental benefits (as applicable) in accordance with and subject to the law known as COBRA. You are being notified by separate memoranda of your rights under COBRA.

•	Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on the Date of Termination in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.

•	The Company shall reimburse you for travel, entertainment, business development and other expenses reasonably and necessarily incurred by you in connection with the Company’s business through the Date of Termination. You must provide the Company with appropriate documentation within thirty (30) days of the Date of Termination.

•	The Employee Proprietary Information and Inventions Agreement (the “Restrictive Covenants Agreement”) and that you entered into as a condition of your employment shall remain in effect after the Date of Termination in accordance with its terms. A copy of the Restrictive Covenants Agreement is being provided to you with this Agreement.

•	Except as otherwise provided in this Agreement, any equity awards held by you shall be governed by the terms and conditions of the Company’s applicable equity incentive plan(s), the applicable award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”). If you have questions about your equity, please contact Rachel Strauss, Vice President Human Resources.

•	Sections 7, 9, 10 and 12 – 23 of the Employment Agreement (after the Date of Termination in accordance with their terms (collectively the “Preserved Provisions”)) shall remain in effect after the Date of Termination in accordance with their terms.

The remainder of this letter proposes the Agreement between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive the Severance Benefits described below.

You acknowledge that you are entering into this Agreement voluntarily.

By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.	Severance Benefits

(a) If you enter into, do not revoke and comply with this Agreement within the time frames specified below, you will be entitled to the following Severance Benefits:

(i) the Company shall pay you nine months of your annual Base Salary in the form of salary continuation as set forth below;

(ii) if you were participating in the Company’s group health plan immediately prior to the Date of Termination and you elect COBRA health continuation, then the Company shall pay the employer portion of the premiums for nine months or your COBRA health continuation period, whichever ends earlier (the “Employer Contribution Period”) and you authorize the deduction of the portion for which you are responsible from your salary continuation. You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer. You may continue coverage for yourself and any beneficiaries after the end of the Employer Contribution Period at your own expense for the remainder of the COBRA continuation period; to the extent you and they remain eligible. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to you, it may convert such payments to payroll payments directly to you on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings;

(iii) 100% of all time-based equity awards held by you shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination;

(iv) the period for exercising your vested equity shall be extended until the end of the nine-month period immediately following the Date of Termination; and

(v) you will be eligible to participate in Company-paid outplacement services, the details of which will be provided to you under separate cover.

The amounts payable under Section 1(a)(i) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine months commencing on the Company’s next regular payroll date after the Effective Date of this Agreement (as defined below); provided, if you miss a regular payroll date due to timing of the Effective Date of this Agreement, the Company’s initial payment to you shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination; provided further, if a Change in Control occurs during the nine-month period following the Date of Termination, (i) any amounts payable under Section 1(a)(i) but not yet paid to you shall be accelerated and paid as part of the CIC Payment referenced below in Section 1(b); and (ii) the Employer Contribution Period shall be extended until the twelve-month period following the Date of Termination or your COBRA health continuation period, whichever ends earlier.

(b) If you enter into, do not revoke, and comply with this Agreement within the time frames specified herein and a Change in Control occurs during the nine-month period following the Date of Termination, in addition to the Severance Benefits set forth in Section 1(a) above, the Company shall pay you amount equal to the sum of (i) three months of your annual Base Salary in effect immediately prior to the Date of Termination plus (ii) an amount equal to the your Target Bonus multiplied by a fraction, the numerator of which is the number of days you were employed during the calendar year during which the Date of Termination occurs and the denominator of which is 365 (the “CIC Payment”). If applicable, the CIC Payment shall be paid to you within ten (10) days of the Change in Control.

2.	Return of Property

You confirm that you have returned all Company property including, without limitation, computer equipment, laptop computers, software, mobile telephone, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business, or its business relationships (in the latter two cases, actual or prospective). You also confirm that, after returning all company property, you have deleted and finally purged any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Date of Termination. If you discover that you continue to retain any such property, you shall return it to the Company immediately.

3.	General Release of Your Claims

In consideration for, among other terms, the Severance Benefits described in Section 1, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company and its affiliated and related entities, respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, members, managers, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA) or Title VII of the Civil Rights Act of 1964, and Claims of discrimination or retaliation under Massachusetts or other state law;

•	under any other federal or state statute including, without limitation, the Fair Labor Standards Act, the Massachusetts Wage Act and wage payment laws;

•	any and all Claims under the Massachusetts Law (including MGL ch. 151B), the Family Medical Leave Act, or any other federal, state or local law (statutory or decisional), regulation or ordinance;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, stock options, equity rights, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees,

provided, this release of claims shall not release: (i) Claims for unemployment compensation or any state disability insurance benefits under applicable state law; (ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Releasees; and (iii) Claims to continued participation in certain group benefit plans pursuant to the terms and conditions of the federal law known as COBRA.

4.	Non-disparagement

Subject to Section 10, you and the Company (through its officers and directors) agree not to disparage the other party (including, in the case of the Company, any of its affiliates or its or their products, services officers, directors, employees, shareholders and agents), in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided any person or entity may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 4 shall preclude any person or entity from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement.

5.	Legally Binding; Advice of Counsel

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you been advised by the Company to review this Agreement with counsel before entering into it. You have carefully read and fully understand all of the provisions of this Agreement and you acknowledge that you are voluntarily entering into this Agreement.

6.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

7.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenants Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement (including any term or obligation of the Restrictive Covenants Agreement, each of which are incorporated by reference), or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

9.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement. You and the Company hereby agree that the federal and state courts in the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

10.	Protected Disclosures

Nothing contained in this Agreement, the Restrictive Covenants Agreement, the Preserved Provisions or otherwise limits: your obligation to testify truthfully in any legal proceeding; your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”); your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, or any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

11.	Entire Agreement

This Agreement, the Preserved Provisions, the Equity Documents and the Restrictive Covenants Agreement, the terms of which are incorporated by reference herein as material terms of this agreement, constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company related to the subject matter herein.

12.	Time for Consideration; Effective Date

You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for up to forty-five (45) days. You and the Company agree that any modifications to this Agreement shall not restart the original consideration period. To accept this Agreement, sign and return it to Rachel Strauss, Vice President Human Resources (Rachel Strauss (rachel.strauss@dimensiontx.com) so that Ms. Strauss receives it within forty-five (45) days of your receipt of the Agreement. In addition, if you breach any of the conditions of the Agreement within the forty-five (45) day period, the offer of this Agreement may be withdrawn and your execution of the Agreement will not be valid. For a period of seven (7) days from the date of your execution of this Agreement, you will retain the right to revoke this Agreement by written notice received by Ms. Strauss before the expiration of such period. This Agreement will become fully effective the day after the expiration of the revocation period (the “Effective Date”).

13.	Counterparts

This Agreement may be executed in any number of counterparts. PDF and facsimile signatures shall have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by signing and returning it to me within the time period set forth above. We appreciate your service and wish you the very best in the future.

Very truly yours,

/s/ Rachel Strauss

Rachel Strauss

Vice President, Human Resources

The foregoing is agreed to and accepted by:

/s/ Jean Franchi	July 24, 2017
Date